Exhibit 10.3

Advisory Board Agreement

THIS ADVISORY BOARD AGREEMENT (“Agreement”) is dated February 13, 2018 between All American Energy Corp., a corporation with offices at 250 East Fifth Street. 15th Floor PMB#121. Cincinnati, OH 45202 (the “Company”) and Mr. Dov Zaidman, businessman, with an address at 255 Executive Dr, Ste 400 Plainview, NY 11803 (the “Advisor”).

NOW THEREFORE THIS AGREEMENT WITNESSES as follows:

1.1	Appointment of Advisor. The Company hereby agrees to appoint the Advisor as a member of the Company’s Advisory Board (the “Advisory Board”) and the Advisor hereby agrees to be a member of the Advisory Board upon the execution of this Agreement. The Advisor will advise the Company from time to time on issues as requested by the Company. The Company will notify the public of the Advisor’s position. The Advisor will make himself reasonably available to attend meetings or for conversations to discuss business of the Company at the Company’s request.

1.2	Restricted Shares. As compensation for being a member of the Advisory Board pursuant to this Agreement, the Company agrees to grant 150,000 shares of the Company’s common stock (the “Shares”) to the Advisor at the beginning of every fiscal year of the Company in which the Advisor serves as a member of the Advisory Board.

1.3	Advisor’s Acknowledgements. The Advisor acknowledges that the Shares will not be registered under the laws of any country, including the United States Securities Act of 1933 (the “1933 Act”), or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or the U.S. Persons, except in accordance with the provisions of Regulation S under the 1933 act, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and only in accordance with all applicable securities laws. “United States” and “U.S. Persons” are as defined by Regulation S under the 1933 Act.

1.4	Expenses. The Company will reimburse the Advisor for pre-approved expenses necessarily incurred by the Advisor carrying out his duties.

1.5	Termination. This Agreement is deemed effective upon execution and will continue in force and effect unless terminated by either party who shall be entitled, at any time, to terminate this Agreement upon 30 days written notice delivered to the other party.

1.6	Maintenance of Confidential Information. The Advisor acknowledges that in the course of his appointment hereunder the Advisor may have access to Confidential Information. The Advisor acknowledges that Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Advisor covenants and agrees that during the term of this Agreement and thereafter until such time as all the Confidential Information becomes publicly known and made generally available through no action or inaction of the Advisor, the Advisor will keep in strict confidence the Confidential Information and shall not, without prior written consent of the Company in each instance, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

1.7	Entire Agreement. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ALL AMERICAN ENERGY CORP.

Per:	/s/ Christopher P. Vallos
Authorized Signatory

Name:

Advisor

Per:

/s/ Dov Zaidman
Authorized Signatory

Name: Dov Zaidman